Exhibit 99.1

Switchback Energy Acquisition Corporation Announces Pricing of Initial Public Offering

July 25, 2019 04:45 PM Eastern Daylight Time

DALLAS--(BUSINESS WIRE)--Switchback Energy Acquisition Corporation (the “Company”) announced today the pricing of its initial public offering (“IPO”) of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “SBE.U” beginning on July 26, 2019. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “SBE” and “SBE WS,” respectively.

Goldman Sachs & Co. LLC and Citigroup are acting as joint senior book running managers for the proposed offering, and Credit Suisse is acting as book running manager for the proposed offering. RBC Capital Markets and Tudor, Pickering, Holt & Co. are acting as senior co-managers for the proposed offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the IPO price.

The public offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; and Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 25, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Switchback Energy Acquisition Corporation

Switchback Energy Acquisition Corporation was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the energy industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Scott McNeill or Jim Mutrie
Email: info@switchback-energy.com
Phone: (972) 514-9535